Exhibit 99.1

Sundance Energy Regains Compliance with Nasdaq Continued Listing Standards

DENVER, May 20, 2020 (GLOBE NEWSWIRE) – Sundance Energy Inc. (NASDAQ: SNDE) (“Sundance” or the “Company”) today announced that on May 18, 2020, it received confirmation from the Nasdaq Stock Market LLC (“Nasdaq”) that it has regained compliance with Nasdaq Listing Rule 5250(c)(1) following the filing of its Annual Report on Form 10-K for the year ended December 31, 2019, which was filed with the Securities and Exchange Commission on May 15, 2020. The letter also confirms that Nasdaq is closing the non-compliance matter.

About Sundance Energy Inc.

Sundance Energy Inc. is an independent energy exploration and production company located in Denver, Colorado. The Company is focused on the acquisition and development of large, repeatable oil and natural gas resource plays in North America. Current activities are focused in the Eagle Ford. A comprehensive overview of the Company can be found on Sundance’s website at www.sundanceenergy.net.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are identified by the use of the words “project,” “believe,” “estimate,” “expect,” “anticipate,” “intend,” “contemplate,” “foresee,” “would,” “could,” “plan,” and similar expressions that are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on management’s current expectations and beliefs concerning future developments and their potential effect on Sundance. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting Sundance will be those that are anticipated. Sundance’s forward-looking statements involve significant risks and uncertainties (some of which are beyond Sundance’s control) and assumptions that could cause actual results to differ materially from Sundance’s historical experience and present expectations or projections. These include, but are not limited to, risks or uncertainties associated with our previously completed redomiciliation (including the ability to recognize any benefits therefrom), our ability to file timely our periodic reports, the discovery and development of oil and natural gas reserves, cash flows and liquidity, business and financial strategy, budget, projections and operating results, oil and natural gas prices, amount, nature and timing of capital expenditures, including future development costs, availability and terms of capital and general economic and business conditions, including the impact of the outbreak of COVID-19 coronavirus. You are cautioned not to place undue reliance on forward-looking statements contained in this press release, which speak only as of the date of this press release. Forward-looking statements also are affected by the risk factors described in Sundance’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as may be amended, and those set forth from time-to-time in other filings with the SEC. Sundance undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

For more information, please contact:

John Roberts VP Finance & Investor Relations Tel: (720) 638-2400	Eric McCrady Chief Executive Officer Tel: (303) 543-5703